Exhibit (a)(1)(E)

LETTER TO CLIENTS RELATING TO
VISHAY INTERTECHNOLOGY, INC.
3-5/8% CONVERTIBLE SUBORDINATED NOTES DUE 2023

     CUSIP NUMBERS: 928298AF5 and 928298AE8

PURSUANT TO COMPANY NOTICE DATED JUNE 25, 2008

June 25, 2008

To Our Clients:

Enclosed for your consideration is a company notice, dated June 25, 2008 , relating to the purchase of 3-5/8% Convertible Subordinated Notes Due 2023 (the “Notes”) of Vishay Intertechnology, Inc., at the option of the holders of the Notes. A related purchase notice and a notice of withdrawal are also enclosed.

The option is pursuant to the terms and conditions specified in paragraph 8 of the Notes, the indenture dated August 6, 2003 that governs the Notes and the company notice. Under these terms and conditions, on the purchase date of August 1, 2008, Vishay will pay to holders who validly exercise the option a purchase price of $1,000 for each Note, plus any accrued and unpaid interest to, but excluding, the purchase date. The purchase price will be paid in cash.

In order to exercise the option and receive the purchase price for their Notes, holders must:

  deliver a purchase notice (or an agent’s message according to the procedures of The Depository Trust Company (DTC) for book-entry transfer) prior to 5:00 p.m. New York City time on July 29, 2008, the third business day prior to the purchase date, and not withdraw such notice prior to such time; and
  surrender the Notes through the transmittal procedures of DTC prior to, on or following the purchase date, in conformity in all respects to the description of the Notes in the purchase notice, as determined by Vishay.

The paying agent for the exercise of the option is U.S. Bank, N.A.

The enclosed materials are being forwarded to you as the beneficial owner of Notes held by us for your account. The option with respect that the Notes that we hold for you may be exercised only by us pursuant to your instructions. The enclosed purchase notice is furnished to you for your information only and cannot be used by you to exercise the option. Accordingly, we request instructions as to whether you wish us to exercise the option with respect to the Notes that we hold for your account.

Your prompt action is requested. The option will expire at 5:00 p.m., New York City time on July 29, 2008, the third business day prior to the purchase date, and will not be extended. If you want us to exercise the option on your behalf, you must give us your instructions on a timely basis so that we may do so in advance of the time of expiration of the option.

The exercise of the option with respect to any Notes may be withdrawn at any time prior to 5:00 p.m., New York City time on July 29, 2008. The enclosed notice of withdrawal is furnished to you for your information only and cannot be used by you to withdraw exercise of the option. If, after instructing us to exercise the option on your behalf, you want us to withdraw the exercise, either in whole or in part, you must give us a timely instruction to that effect.

If you want us to exercise the option with respect to any of your Notes, please so instruct us by completing, executing and returning to us the instruction form on the next page of this letter. If you authorize exercise of the option with respect to your Notes, we will exercise the option with respect to the entire of your Notes unless you otherwise specify.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter, the enclosed company notice and the related purchase notice in connection with the option. This will instruct you to exercise the option with respect to of the principal amount of the Notes indicated below (or, if no amount is indicated below, the entire principal amount of the Notes) held by you for the account of the undersigned, subject to the terms and conditions set forth in the company notice and the purchase notice.

OF NOTES WITH RESPECT TO WHICH THE OPTION IS TO BE EXERCISED:*

$___________________________________________.

* Unless you instruct us to exercise the option with respect to all of the Notes that we hold for your account, you may instruct us to exercise the option only in increments of $1,000 principal amount of the Notes. We will not exercise the option with respect to any of the Notes that we hold for your account unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) below shall constitute an instruction to us to exercise the option with respect to all the Notes held by us for your account.

SIGNATURE(S)

Authorized Signature:

Name (please print):

Capacity / Title:

Address:

Area Code and Telephone Number:

Tax ID. or S.S. Number(s):

Date:	__________________________, 2008